UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2008

g8wave Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-136487	13-3513270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

126 Brookline Avenue, Suite 201 Boston, Massachusetts	02215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 892-9090

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 21, 2008, Chad Brownstein resigned from the Board of Directors (the “Board”) of g8wave Holdings, Inc. (the “Company”). Mr. Brownstein’s decision to resign was not the result of any disagreement relating to the Company’s operations, policies or practices.

On February 26, 2008, the Board appointed Habib Khoury as a director to fill the vacancy on the Board created by Mr. Brownstein’s resignation. There were no arrangements or understandings between Mr. Khoury and any other person pursuant to which he was selected as a director.

Mr. Khoury, age 49, has served as the Company’s President since November 2006 and as its Chief Executive Officer since March 2007. Prior to joining the Company, Mr. Khoury was an advisor to the Company from April 2006 to July 2006 and assisted in the G8Wave UK acquisition from TPI and structured the $7.5 million capital investment into g8wave, Inc. by ITU III and ITU III NM. Mr. Khoury was president and chief executive officer of Arthean LLC, a merger and acquisition advisory services company, from 2003 to 2006, of Cemprus, Inc., a software, services and fault tolerant systems provider to global telecommunications companies, from 2002 to 2003, and of Process Software, Inc., a software and services provider to global 2000 companies, from 2001 to 2002. Prior thereto, from 2000 to 2001, Mr. Khoury was president and chief operating officer of Get2it, Inc., a consumer based Internet content and service business. Mr. Khoury served as senior vice president of operations for Medical Manager (NASDQ:MMGR) and its subsidiary CareInsite, Inc. (NASDQ:CARI), a healthcare content, services and technology company that managed online healthcare information and transactions over the Internet, and which is now part of WebMD, from 1997 to 2000.  Prior to CareInsite, in 1995, Mr. Khoury was a co-founder of CareAgents, Inc., an Internet health care content and services company, which he sold to Synetic, Inc. (NASDQ:SNTC) before it was renamed Medical Manager. Prior thereto, Mr. Khoury served as chief information officer for Harvard Community Health Plan, as a senior executive of operations for Bioran Medical Laboratory (now part of Quest Diagnostics NYSE:DGX) and as chairman of the ITAA software division board. Mr. Khoury has a B.S. in Business Administration from Babson College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 27, 2008

g8wave Holdings, Inc.

By:	/s/ William E. Duke, Jr.
William E. Duke, Jr.
Chief Financial Officer